    As filed with the Securities and Exchange Commission on January 26, 1998

                                                   Registration No.  333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      CHESAPEAKE BIOLOGICAL LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

              Maryland                                        52-1176514
     (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                         Identification No.)

             1111 South Paca Street, Baltimore, Maryland 21230-2591
              (Address of Principal Executive Offices)  (Zip Code)



                    Chesapeake Biological Laboratories, Inc.
                      Second Incentive Stock Option Plan;
                    Chesapeake Biological Laboratories, Inc.
                       Third Incentive Stock Option Plan;
                    Chesapeake Biological Laboratories, Inc.
                       Fourth Incentive Stock Option Plan
                           (Full title of the plans)



     John C. Weiss, III, President                        copy to:
Chesapeake Biological Laboratories, Inc.          Douglas M. Fox, Esquire
       1111 South Paca Street                Ballard Spahr Andrews & Ingersoll
   Baltimore, Maryland 21230-2591           300 East Lombard Street, 19th Floor
           (410) 843-5000                      Baltimore, Maryland  21202-3268
  (Name, address, and telephone number,                (410) 528-5600
including area code, of agent for service)



                        Calculation of Registration Fee

                                                     Proposed maximum    Proposed maximum
Title of securities      Amount to be registered       offering price         aggregate          Amount of
 to be registered                (1)                     per share        offering price      registration fee
--------------------     ------------------------    -----------------   ----------------     ----------------
Class A Common               631,036 shares (2)           $2.87 (3)          $1,812,432             $535
 Stock, par value
 $0.01 per share

Class A Common               334,239 shares (4)           $5.94 (5)          $1,985,380 (5)         $586 (6)
 Stock, par value
 $0.01 per share


(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of Chesapeake Biological Laboratories, Inc. is increased by split-up, reclassification, stock dividend or similar transactions.

(2) Represents the number of shares of Class A Common Stock that may be purchased upon the exercise of stock options outstanding under the Plans as of the date hereof.

(3) Represents the weighted average exercise price of the outstanding stock options in respect of which shares are being registered hereby.

(4) Represents the maximum number of unallocated shares of Class A Common Stock reserved for issuance upon the exercise of stock options that have not yet been granted under the Chesapeake Biological Laboratories, Inc. Fourth Incentive Stock Option Plan.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

(6) Calculated pursuant to Rules 457(c) and (h) based upon the average of the high and low prices of the Class A Common Stock on the NASDAQ Stock Market's National Market on January 22, 1998, which date is within five
     (5) business days prior to the date of filing of this Registration
     Statement.

                                     PART I


INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          This Registration Statement covers 965,275 shares of Class A Common Stock, par value $ .01 per share (the "Common Stock"), of Chesapeake Biological Laboratories, Inc. (the "Company"), 35,000 of which are the subject of options heretofore granted under the Chesapeake Biological Laboratories, Inc. Second Incentive Stock Option Plan (the "Second Plan"); 130,375 of which are the subject of options heretofore granted under the Chesapeake Biological Laboratories, Inc. Third Incentive Stock Option Plan (the "Third Plan"); 465,661 of which are the subject of options heretofore granted under the Chesapeake Biological Laboratories, Inc. Fourth Incentive Stock Option Plan (the "Fourth Plan") (collectively, the "Plans"); and 334,239 of which may be issued upon the exercise of stock options to be granted under the Fourth Plan. The documents containing the information required to be included in Part I of this Registration Statement will be provided to all persons who are selected to participate in the Plans.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     Chesapeake Biological Laboratories, Inc. (the "Company") hereby incorporates by reference in this Registration Statement the following documents:

     (a) The Company's Annual Report on Form 10-K for the year ended March 31, 1997.

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997.

     (c) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the Company's most recent fiscal year ended March 31, 1997; and

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission by the Company on May 22, 1997, and any amendments or reports now or heretofore filed for the purpose of updating such description.


     In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   DESCRIPTION OF SECURITIES

          Not applicable.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company (the "Charter") contains such a provision which eliminates such liability to the maximum extent permitted by Maryland Law.

     The Charter provides that the Company shall, to the full extent permitted by Maryland law, indemnify its directors and officers, including the advance of related expenses. The Charter also authorizes it, upon authorization of the Board of Directors, to indemnify other employees and/or agents of the Company to the same extent as directors and officers of the Company. The Company's bylaws (the "Bylaws") provide that, on the terms, to the extent, and subject to the conditions prescribed by statute and by rule and regulations, not inconsistent with statute, imposed by the Board of Directors in its discretion in general or particular cases or classes of cases, the Company shall indemnify any person who was or is a party, or is threatened to be made a party, to the threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, against expenses including attorneys' fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, or any appeal therein. The Bylaws also provide that the Company may pay, in advance of the final disposition of the action, suit or proceeding, expenses incurred by the person which may be indemnifiable as provided therein.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of this service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had
reasonable cause to believe that the act or omission was unlawful.   However,
under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     Each of the Plans provides that each of the members of the Board of Directors of the Company administering the respective Plan, from time to time shall be indemnified by the Company against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to such matters as to which it is judged in such action, suit or proceeding that such persons are liable for negligence or misconduct in the performance of his or her duties and provided further that in sixty (60) days after the institution of any such action, suit or proceeding, such persons shall in writing have offered the Company the opportunity, at its expense, to handle and to defend the same.

     Insofar as indemnification for liabilities arising out of the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.


Item 8.   EXHIBITS


       4.1 Chesapeake Biological Laboratories, Inc. Second Incentive Stock Option Plan (incorporated by reference to the Registration Statement on Form S-18 of the Company (No.33-17655))


       4.2 Chesapeake Biological Laboratories, Inc. Third Incentive Stock Option Plan (incorporated by reference to the Registration Statement on Form S-18 of the Company
                 (No. 33-17655))


       4.3 Chesapeake Biological Laboratories, Inc. Fourth Incentive Stock Option Plan (incorporated by reference to the Company's Quarterly Report on Form 10-Q for Fiscal Quarter ended December 31, 1996)

       4.4 Articles of Restatement of the Charter of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-2 (Registration
                 No. 333-25903), declared effective June 4, 1997)


       4.5 Amended and Restated Bylaws of the Company (incorporated by reference to the Company's Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1995)


       5.1       Opinion of Ballard Spahr Andrews & Ingersoll


       23.1      Consent of Arthur Andersen LLP


       23.2      Consent of Ballard Spahr Andrews & Ingersoll (included in
                 Exhibit 5.1)


       24.1      Power of Attorney (included on signature page)




Item 9.   UNDERTAKINGS

       (a)     The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;


     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the date below:

Dated:

                              Chesapeake Biological Laboratories, Inc.


January 26, 1998              By:   /s/ John C. Weiss, III
                                 -----------------------------------
                                 John C. Weiss, III, President




                                  POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Weiss, III and John T. Janssen and each or any one of them, his or their true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                        Title                                  Date
---------                        -----                                  ----
/s/ William P. Tew               Chief Executive Officer                January 26, 1998
--------------------------       and Chairman of the Board
William P. Tew, Ph.D.            of Directors

                                       II-6


Signature                        Title                                  Date
---------                        -----                                  ----

/s/ John C. Weiss, III           President and Director                 January 26, 1998
--------------------------
John C. Weiss, III


/s/ Narlin B. Beaty              Chief Technical Officer                January 26, 1998
--------------------------       and Director
Narlin B. Beaty, Ph.D.


/s/ Thomas C. Mendelsohn         Vice President of New Business         January 26, 1998
--------------------------       Development, Secretary and Director
Thomas C. Mendelsohn


/s/ John T. Janssen              Chief Financial Officer, Treasurer     January 26, 1998
--------------------------
John T. Janssen


/s/ Regis F. Burke               Director                               January 26, 1998
--------------------------
Regis F. Burke


/s/ Harvey L. Miller             Director                               January 26, 1998
--------------------------
Harvey L. Miller


/s/ Thomas P. Rice               Director                               January 26, 1998
--------------------------
Thomas P. Rice


                                 EXHIBIT INDEX

EXHIBIT NO.                      DESCRIPTION                                  PAGE
----------                       -----------                                  ----
   4.1             Chesapeake Biological Laboratories, Inc.
                   Second Incentive Stock Option Plan
                   (incorporated by reference to the Registration
                   Statement on Form S-18 of the Company (No.
                   33-17655))


   4.2             Chesapeake Biological Laboratories, Inc. Third
                   Incentive Stock Option Plan (incorporated by reference to the Registration Statement on Form S-18 of the Company (No. 33-17655))


   4.3             Chesapeake Biological Laboratories, Inc.
                   Fourth Incentive Stock Option Plan
                   (incorporated by reference to the Company's
                   Quarterly Report on Form 10-Q for Fiscal
                   Quarter ended December 31, 1996)


   4.4 Articles of Restatement of the Charter of the Company (incorporated by reference to Exhibit
                   3.1 to the Company's Registration Statement on
                   Form S-2 (Registration No. 333-25903),
                   declared effective June 4, 1997)


   4.5             Amended and Restated Bylaws of the Company
                   (incorporated by reference to the Company's
                   Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1995)


   5.1             Opinion of Ballard Spahr Andrews & Ingersoll


  23.1             Consent of Arthur Andersen LLP


  23.2             Consent of Ballard Spahr Andrews & Ingersoll
                   (included in Exhibit 5.1)


  24.1             Power of Attorney (included on signature page)



                                      II-8